Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Isabella Bank Corporation of our report dated March 12, 2025 relating to the consolidated financial statements of Isabella Bank Corporation, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 12, 2025. We also consent to the reference to our firm under the caption "experts" in the prospectus that constitutes a part of such Registration Statement.

/s/ Rehmann Robson, LLC

Saginaw, Michigan

August 4, 2026